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            LAZARD FRERES & CO. LLC
            200 WEST MADISON STREET
                   SUITE 2200
          CHICAGO, ILLINOIS 60606-3416
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            TELEPHONE (312) 407-6600            CHICAGO
            FACSIMILE (312) 407-6620

                                                October 8, 1996

The Board of Directors
Super Food Services, Inc.
3233 Newmark Drive
Miamisburg, Ohio 45342

Dear Members of the Board:

    We understand that Super Food Services, Inc. (the "Company") and Nash-Finch Company ("Nash-Finch") and NFC Acquisition Corporation ("NFC") have entered into an Agreement and Plan of Merger, dated as of October 8, 1996 (the "Agreement"), pursuant to which all of the outstanding common stock, par value $1.00 per share ("Common Stock") of the Company will be acquired by NFC (the "Acquisition") for a price equal to $15.50 per share in cash.

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock of the consideration to be received in the Acquisition. In connection with this opinion, we have: (i) reviewed the financial terms and conditions of the Agreement; (ii) analyzed certain historical business and financial information relating to the Company; (iii) reviewed various financial forecasts and other data provided to us by the Company; (iv) held discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (v) reviewed public information with respect to certain other companies in lines of business we believed to be generally comparable to the business of the Company; (vi) reviewed the financial terms of certain business combinations involving companies in lines of business we believed to be generally comparable to those of the Company, and in other industries generally; (vii) reviewed the historical prices and trading volumes of the Company's Common Stock; and (viii) conducted such other financial studies, analyses and investigations as we deemed appropriate.

    We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Company as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. We have not reviewed any other documents, proxy statement or similar documents that may be prepared for use in connection with the Acquisition.

    Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    In rendering our opinion, we have assumed that the Acquisition will be consummated on the terms described in the Agreement, without any waiver of any material terms or conditions by the Company. You have not requested us to solicit, nor have we solicited, third party indications of interest with respect to a transaction with the Company. This opinion does not address the Company's underlying business decision to effect the Acquisition.

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LAZARD FRERES & CO. LLC

    Lazard Freres & Co. LLC will receive a fee for rendering this opinion which is contingent upon the closing of the Acquisition. The Company has also agreed to indemnify us against certain liabilities in connection with our engagement.

    Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of the Company in connection with its consideration of the Acquisition. This opinion in not intended and does not constitute a recommendation to any stockholder of the Company as to whether such holder should tender shares of Common Stock or vote for any subsequent Merger. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction and except that this letter may be set forth in its entirety in material that may be provided to the stockholders of the Company or filed with the Securities and Exchange Commission.

    Based on and subject to the foregoing, we are of the opinion that the consideration to be received by the holders of Common Stock in the Acquisition is fair to such holders from a financial point of view.


                                          Very truly yours,

                                          LAZARD FRERES & CO. LLC


                                          By    /s/ PATRICK J. CALLAHAN, JR.
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                                                Patrick J. Callahan, Jr.
                                                     Managing Director